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                                                                       EXHIBIT 5

   Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
                                    Lawyers
                        2500 First Union Capitol Center
                         Raleigh, North Carolina 27601
                              Phone: 919-821-1220
                               Fax: 919-821-6800

                                 July 31, 2000

Embrex, Inc.
1035 Swabia Court
Durham, North Carolina  27703

Ladies and Gentlemen:

     As counsel for Embrex, Inc., a North Carolina Corporation (the "Company"), we furnish the following opinion in connection with the proposed issuance by the Company of up to 800,000 shares of its common stock, $0.01 par value (the "Common Stock"), pursuant to the Amended and Restated Incentive Stock Option and Nonstatutory Stock Option Plan, the Amended and Restated Employee Stock Purchase Plan, and the Amended and Restated Non-U.S. Employee Stock Purchase Plan (collectively, the "Plans"). These securities are the subject of a Registration Statement to be filed by the Company with the Securities and Exchange Commission on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), to which this opinion is to be attached as an exhibit. This opinion is furnished pursuant to the requirement of Item 601(b)(5) of Regulation S-K under the 1933 Act.

     We have examined the Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company, the minutes of meetings of its Board of Directors, and such other corporate records of the Company and other documents and have made such examinations of law as we have deemed relevant for purposes of this opinion. We also have received a certificate of an officer of the Company, dated of even date herewith, relating to the issuance of the Common Stock pursuant to the Plans. Based on such examination and such certificate, it is our opinion that the 800,000 shares of Common Stock of the Company that are being registered pursuant to the Registration Statement have been duly authorized, and when duly issued and delivered against payment of the consideration therefor expressed in the applicable resolutions of the Board of Directors or a committee thereof, pursuant to the Plans as described in the Registration Statement, such shares will be validly issued, fully paid, and nonassessable.

     The opinion set forth herein is limited to matters governed by the laws of the State of North Carolina, and no opinion is expressed herein as to the laws of any other jurisdiction. The opinion set forth herein does not extend to compliance with state and federal securities laws relating to the sale of these securities.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement that you are about to file with the Securities and Exchange Commission. Such consent shall not be deemed to be an admission that this firm is within the category of persons whose consent is required under
Section 7 of the 1933 Act or the regulations promulgated pursuant to the 1933
Act.

                                    Sincerely yours,

                                    /s/ SMITH, ANDERSON, BLOUNT, DORSETT,
                                            MITCHELL & JERNIGAN, L.L.P.